SCHEDULE 14A INFORMATION
                     Proxy Statement Pursuant to Section 14(a) of
                          The Securities Exchange Act of 1934
                                  (Amendment No. ___)




   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:


   [ ]  Preliminary Proxy Statement

   [X]  Definitive Proxy Statement

   [ ]  Definitive Additional Materials

   [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


                             OSHKOSH TRUCK CORPORATION
                (Name of Registrant as Specified in its Charter)


                             OSHKOSH TRUCK CORPORATION
                   (Name of Person(s) Filing Proxy Statement)


        Payment of Filing Fee (Check the appropriate box):

   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-
        6(i)(2).

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        4)   Proposed maximum aggregate value of transaction:

        *Set forth the amount on which the filing fee is calculated and state how it was determined.


   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of
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

                            OSHKOSH TRUCK CORPORATION
                               2307 Oregon Street
                                  P.O. Box 2566
                            Oshkosh, Wisconsin 54903
                                 (414) 235-9151


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 22, 1996


   To the Shareholders of OSHKOSH TRUCK CORPORATION:

   Notice is hereby given that the Annual Meeting of Shareholders of Oshkosh Truck Corporation, a Wisconsin corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903, will be held on Monday, January 22, 1996, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, Hwy 41 and 44, Oshkosh, Wisconsin, for the following purposes:

   (1) To elect directors for terms of one year expiring at the Annual Meeting to be held in 1997; and

   (2) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on December 11, 1995, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

   A copy of the Annual Report of the company for the fiscal year ended September 30, 1995, and a Proxy Statement accompany this Notice.

   If you will be unable to be present in person at the meeting and desire your stock to be voted, you are requested to complete, sign and return promptly the (green) proxy card for Class A Common Stock and/or the (blue) proxy card for Class B Common Stock in the enclosed stamped, self-addressed return envelope.

                                      By order of the Board of Directors,



                                      TIMOTHY M. DEMPSEY, Secretary
                                      OSHKOSH TRUCK CORPORATION


   Oshkosh, Wisconsin
   December 20, 1995

                            OSHKOSH TRUCK CORPORATION

               Proxy Statement for Annual Meeting of Shareholders
                         To be Held on January 22, 1996

   This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oshkosh Truck Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903 (the "company"), to be used at the Annual Meeting of Shareholders of the company to be held on Monday, January 22, 1996, at 10:00 o'clock in the forenoon at the Experimental Aircraft Association Museum, Hwy 41 and 44, Oshkosh, Wisconsin, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person. Presence at the meeting of a shareholder who has signed a proxy does not in itself revoke the proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Board of Directors in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the meeting or any adjournments thereof. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

   Only holders of shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), and Class B Common Stock, $.01 par value (the "Class B Common Stock"), on December 11, 1995, are entitled to vote at the Annual Meeting. On that date, the company had outstanding and entitled to vote 410,283 shares of Class A Common Stock and 8,476,865 shares of Class B Common Stock.

   There are separate proxy cards for the Class A Common Stock (green) and the Class B Common Stock (blue). Enclosed for holders of shares of only one class of Common Stock is the appropriate proxy card. Enclosed for holders of both classes of Common Stock are both proxy cards; each proxy card must be completed, signed and returned for shares of each class to be represented at the meeting.

                              ELECTION OF DIRECTORS

   The Board of Directors of the company currently consists of nine members, each of whom is elected each year to serve for a term of one year and until his successor is elected. Under the company's Restated Articles of Incorporation, as amended, holders of shares of Class B Common Stock have the right to elect as a class 25% of the entire Board of Directors of the company. At the Annual Meeting, eight directors will be elected; holders of shares of Class A Common Stock will elect six directors, and holders of shares of Class B Common Stock will elect two directors. Unless otherwise revoked, proxies received by the Board of Directors with authority to vote in the election of directors will be voted at the Annual Meeting for the election for one-year terms of each of the nominees listed on the following page. Because directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), any shares not voted, whether due to abstentions or broker nonvotes, have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

   In the event that any of the nominees should fail to stand for election, the persons named in the form of proxy intend to vote for substitute nominees.

   Certain information as of November 15, 1995, with respect to each nominee is set forth below.

   NOMINEES FOR HOLDERS OF CLASS A  SHARES

   Name                     Age   Office, if any, Held in Company

   R. Eugene Goodson        60    Chairman of the Board and Chief
                                      Executive Officer
   Stephen P. Mosling       49
   J. Peter Mosling, Jr.    51
   J. William Andersen      57
   Michael W. Grebe         55
   Robert G. Bohn           42    President and Chief Operating Officer

   NOMINEES FOR HOLDERS OF CLASS B SHARES

   Name                     Age   Office, if any, Held in Company

   Daniel T. Carroll        69
   James H. Hebe            46


   R. EUGENE GOODSON   Mr. Goodson joined the company in 1990 in his present
   position. Prior thereto, Mr. Goodson served as Group Vice President and General Manager of the Automotive Systems Group of Johnson Controls, Inc., a supplier of automated building controls, automotive seating, batteries and plastic packaging, which position he held since 1985. Mr. Goodson is also a director of Donnelly Corporation.

   STEPHEN P. MOSLING   Mr. Mosling has served as a Director of  the company
   since 1976, having joined the company in 1971. He had served in various senior executive capacities since joining the company through his retirement in 1994.

   J. PETER MOSLING, JR.   Mr. Mosling has served as a Director of  the
   company since 1976 having joined the company in 1969. He had served in various senior executive capacities since joining the company through his retirement in 1994.

   J. WILLIAM ANDERSEN   Mr. Andersen has served as a Director of  the
   company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

   MICHAEL W. GREBE   Mr. Grebe has served as a Director of  the company
   since 1990. He has been a partner in the law firm of Foley & Lardner in Milwaukee since 1977. The company retained Mr. Grebe's firm for legal services in 1995 and will similarly do so in 1996.

   DANIEL T. CARROLL   Mr. Carroll has served as Director of the company
   since 1991. He is Chairman and President of The Carroll Group, Inc., a management consulting firm. Mr. Carroll is also a director of DeSoto, Inc; Wolverine World Wide, Incorporated; Comshare, Inc.; Aon Corp.; Diebold Incorporated; A.M. Castle & Company; American Woodmark Corporation; and Woodhead Industries, Inc.

   ROBERT G. BOHN - Mr. Bohn joined the company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. Prior to joining the company Mr. Bohn was Director-European Operations for Johnson Controls. He worked for Johnson Controls from 1984 until 1992. He was elected a director of the company by the Board of Directors in June 1995.

   JAMES L. HEBE - Mr. Hebe is President and CEO of Freightliner Corporation, Portland, Oregon, a manufacturer of trucks. He was elected a director of the company by the Board of Directors in June 1995, pursuant to the Strategic Alliance Agreement between the company and Freightliner Corporation, dated June 2, 1995. Mr. Hebe was appointed Senior Vice President-Sales & Marketing of Freightliner Corporation in 1989. In 1991 he was appointed Executive Vice President-Sales & Marketing, and in 1992 Mr. Hebe was appointed to his present position of Chairman of the Board of Directors, Chief Executive Officer and President of Freightliner Corporation.

   Stephen P. Mosling and J. Peter Mosling, Jr. are brothers. Other than as noted, none of the company's Directors or executive officers has any family relationship with any other Director or executive officer.

                          SHAREHOLDINGS OF NOMINEES AND
                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of each class of the company's Common Stock by each nominee, each other director, each person known by the company to own beneficially more than 5% of either class of the company's Common Stock, executive officers named in the summary compensation table and all Directors and executive officers as a group as of November 15, 1995. Except as indicated, persons listed have sole voting and investment power over the shares beneficially owned.

                                      Class A                 Class B
                                              Percent                Percent
                                  Shares      of Class    Shares     of Class

   J. Peter Mosling,
    Jr. (1)(2)(3)                 226,508      54.5%      239,591       2.7%
    P.O. Box 2566,
    Oshkosh, WI 54903

   Stephen P. Mosling
    (1)(2)(3)(4)                  156,458      37.6%      365,111       4.2%
    P.O. Box 2566,
    Oshkosh, WI 54903

   Cadence Company (1)            106,695      25.7%       39,242         *
    C/O J. Peter Mosling, Jr.
    P.O. Box 3146,
    Oshkosh, WI 54903

   J. William Andersen (3)(5)       1,890       *             333         *
   Robert G. Bohn (3)                   0       *          20,333         *
   Daniel T. Carroll (3)                0       *           1,333         *
   Timothy M. Dempsey (3)(6)        1,980       *          38,788         *
   R. Eugene Goodson (2)(3)(7)        270       *         162,461       1.9%
   Michael W. Grebe (3)                 0       *           1,333         *
   James L. Hebe                        0       *               0         *
   Paul C. Hollowell (3)                0       *          16,974         *
   Fred S. Schulte (3)(8)               0       *          24,334         *
   Matthew J. Zolnowski (3)             0       *          11,564         *
   All Directors and
    executive officers as
    a group (12 persons)(3)       351,540      84.6%      869,075       9.9%

   ________________________
   *The amount shown is less than 1% of the outstanding shares of such class.

   (1) Cadence Company is a partnership, of which Stephen P. Mosling, J. Peter Mosling Jr. and a trust of which Stephen P. Mosling is trustee each are one-sixth partners. Amounts shown for Stephen P. Mosling reflect beneficial ownership of one-third of the amounts set forth for Cadence Company. As managing partner of Cadence Company, J. Peter Mosling, Jr. has voting and dispositive power and is a beneficial owner of all shares owned by the partnership; amounts shown for J. Peter Mosling, Jr. include 106,695 shares of Class A Common Stock and 39,242 shares of Class B Common Stock owned beneficially through Cadence Company.

   (2) J. Peter Mosling, Jr., Stephen P. Mosling and Mr. Goodson are parties to two agreements relating to Class A Common Stock. The first agreement allows Mr. Goodson to acquire up to one-third of the total Class A Common Stock held individually by the Moslings by exchanging Class B Common Stock with them on a share-for-share basis. If Mr. Goodson desires to sell Class A Common Stock so acquired, if he leaves the company or upon his death, he is obligated to return such Class A Common Stock by similar exchange. Under the second agreement, Messrs. Mosling each have agreed with Freightliner Corporation that, during the term of the Strategic Alliance Agreement between Oshkosh Truck Corporation and Freightliner Corporation, which began on June 2, 1995, and has an initial term of five years, they will not sell or similarly dispose of any Class A Common Stock except by exchange with the company for an equal number of shares of Class B Common Stock. Should Mr. Goodson acquire Class A Common Stock from either Mr. Mosling, such stock shall be subject to the restrictions of this agreement with Freightliner Corporation.

   (3) Amounts shown include 9,833 shares of Class B Common Stock for J. Peter Mosling, Jr., 9,833 shares of Class B Common Stock for Stephen P. Mosling, 61,000 shares of Class B Common Stock for R. Eugene Goodson, 20,333 shares of Class B Common Stock for Robert G. Bohn, 16,416 shares of Class B Common Stock for Paul C. Hollowell, 24,334 shares of Class B Common Stock for Fred S. Schulte, 11,416 shares of Class B Common Stock for Matthew J. Zolnowski, 333 shares each of Class B Common Stock for J. William Andersen, Daniel T. Carroll, Michael W. Grebe, and Timothy M. Dempsey, and 154,497 shares of Class B Common Stock for Directors and executive officers as a group represented by stock options exercisable within 60 days of November 15, 1995.

   (4) Amounts shown include 102,912 shares of Class B Common Stock held by Stephen P. Mosling as trustee under a trust.

   (5) Amounts shown do not include 90 shares of Class A Common Stock owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

   (6) Amounts shown include 1,125 shares of Class B Common Stock held by Linda D. Dempsey, Mr. Dempsey's wife, as Wisconsin Marital Property and 10,555 shares of Class B Common Stock held by Mr. Dempsey as trustee of trusts for unrelated parties. On October 1, 1995, Mr. Dempsey joined the company as Vice President and General Counsel, as a result of which he has declined renomination to the Board of Directors.

   (7) Amounts shown include 34,400 shares of Class B Common Stock held jointly by Mr. Goodson and Susan E. Goodson, his wife, as to which they share voting and investment power. Amounts shown include 200 shares of Class B Common Stock owned by Mrs. Goodson as Wisconsin Marital Property.

   (8) Mr. Schulte resigned from the company on September 30, 1995.

                             EXECUTIVE COMPENSATION

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid, or accrued, for the last three fiscal years to the Chief Executive Officer of the company and each of its four other most highly compensated executive officers in fiscal 1995. The persons named in the table are sometimes referred to in this proxy statement as the "named executive officers."

                                                     Summary Compensation Table

                                                                                   Long-Term
      Name and                                                                   Compensation
   Principal Position                      Annual Compensation                      Awards
                                                                     Other
                                                                     Annual                       All Other
      Name and                                                     Compensa-         Stock        Compensa-
   Principal Position         Year     Salary ($)    Bonus($)(1)    tion($)(2)     Options(#)     tion($)(3)
   R. Eugene Goodson          1995       390,000            0              0         27,000         32,097
      Chairman and Chief      1994       345,000      195,000              0         56,000          2,249
      Executive Officer       1993       345,000       81,250              0          2,500          1,541
   -----------------------------------------------------------------------------------------------------------
   Robert G. Bohn             1995       225,000      120,000         23,372         16,000         34,893
      President and           1994       185,423       95,000         20,278         41,000         42,341
      Chief Operating         1993       141,492       21,000              0          2,500         30,162
      Officer
   -----------------------------------------------------------------------------------------------------------
   Paul C. Hollowell          1995       177,000            0              0         10,000          1,631
      Executive Vice          1994       161,308       73,500              0         25,000          1,613
      President and           1993       144,302            0              0          2,500          1,447
      President, Oshkosh
      International
   -----------------------------------------------------------------------------------------------------------
   Fred S. Schulte (4)        1995       175,000            0              0              0          1,721
      Vice President,         1994       165,000       82,500              0         19,000          1,650
      Chief Financial         1993       165,000        4,273              0          2,500          1,647
      Officer and Treasurer
   -----------------------------------------------------------------------------------------------------------
   Matthew J. Zolnowski       1995       132,500            0         10,801          7,000         19,461
      Vice President-         1994       118,965       54,300         12,581         19,000         19,400
      Administration          1993       107,000       12,000         10,180          2,500         19,092
   ===========================================================================================================

   (1)  Consists of awards under the Incentive Compensation Plan of  the company based upon performance as determined by Mr.
   Goodson with concurrence by the Compensation Committee, except that $81,250 paid to Mr. Goodson in 1993 was paid pursuant to his initial contract of employment, and $120,000 paid to Mr. Bohn in 1995 was paid pursuant to two individual performance bonuses.

   (2) Amounts for Mr. Bohn and Mr. Zolnowski represent reimbursement of taxes associated with relocation payments made in connection with their employment by the company.

   (3)  For all named executive officers other than Messrs. Bohn, Goodson and Zolnowski, the amounts reflected consist solely of company matching contributions under the Oshkosh Truck Corporation Tax Deferred Investment Plan, which is a savings plan under
   Section 401(k) of the Internal Revenue Code.  The 1995 amount for Mr. Goodson also includes $30,000 recognized as income upon exercise of stock options.  The amounts for Mr. Bohn include $32,428, $40,277 and $30,162 for the years 1995, 1994 and 1993, respectively, in relocation payments made in connection with his employment by the company.  The amounts for Mr. Zolnowski include $18,210, $18,210 and $18,557 for the years 1995, 1994 and 1993, respectively, in relocation payments made in connection with his employment by the company.

   (4)  Mr. Schulte resigned from the company on September 30, 1995.  Under a separation agreement Mr. Schulte's base salary will continue for one year and he has been paid a separation sum of $50,000.  In addition, vesting of 8,833 options to acquire shares of Class B Common Stock of the company under previously granted, but unvested options, was accelerated.


   Stock Options

   The company has in effect the Oshkosh Truck Corporation 1990 Incentive Stock Plan (the "1990 Plan"), pursuant to which options to purchase shares of Class B Common Stock may be granted to key employees of the company. The following table presents certain information as to grants of stock options made during fiscal 1995 to the named executive officers.

                                                  Option Grants in 1995 Fiscal Year

                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                       Price Appreciation for
                                               Individual Grants                      Ten-Year Grant Term(2)

                                     Percent of
                                     Total Options                                     At 5%        At 10%
                          Options    Granted to         Exercise or                    Annual       Annual
                          Granted    Employees          Base Price     Expiration      Growth       Growth
   Name                   (#)(1)     in Fiscal Year     ($/Share)         Date         Rate         Rate
   R. Eugene Goodson       27,000         26.87%          $14.000       10/24/05     $237,722     $602,435
   Robert G. Bohn          16,000         15.92%          $14.000       10/24/05     $140,872     $356,998
   Paul C. Hollowell       10,000          9.95%          $14.000       10/24/05     $ 88,045     $223,124
   Fred S. Schulte(3)           -          -                -                  -            -            -
   Matthew J. Zolnowski     7,000          6.97%          $14.000       10/24/05     $ 61,632     $156,187

   __________________

   (1)  The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) vest ratably over the three-year period from the date of grant.

   (2)  This presentation is intended to disclose the potential value which would accrue to the optionee if  the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange
   Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect the price of  the Common Stock.

   (3)  No grant was made to Mr. Schulte as he resigned from the company on September 30, 1995.

   The following table sets forth information regarding the fiscal year-end value of unexercised options held by such officers:

                                         Aggregated Option Exercises in Last Fiscal Year and
                                                    Fiscal Year-End Option Values

                             Shares
                             Acquired                      Number of Unexercised           Value of Unexercised
                                On           Value           Options at Fiscal               Options at Fiscal
                             Exercise       Realized            Year-End (#)                    Year-End (1)
                               (# )           ($)        Exercisable   Unexercisable     Exercisable  Unexercisable
   R. Eugene Goodson          10,000        $30,000         60,334          65,166        $335,337      $230,663
   Robert G. Bohn                  -              -         17,333          44,167        $ 85,957      $169,168
   Paul C. Hollowell               -              -         14,750          27,500        $ 69,719      $105,000
   Fred S. Schulte                 -              -         24,334               -        $115,962             -
   Matthew J. Zolnowski            -              -          9,750          20,500        $ 44,625      $ 80,750

   ___________________

   (1)  The dollar values are calculated by determining the difference between the fair market value of the underlying Common
   Stock and the exercise price of  the options at fiscal year-end.

   Long-Term Incentive Compensation Plan Awards In Fiscal 1995

                                              Performance
                                             Period Until
                              Number          Maturation
   Name                       of Units         or Payout             Estimated Future Payout
                                                                 Threshold     Target      Maximum
   1996 Awards Made                                                 (#)          (#)         (#)
   In September 1995
   R. Eugene Goodson           20,000     From October 1, 1996    10,000       20,000      30,000
   Robert G. Bohn              10,000       through the 1998       5,000       10,000      15,000
   Paul C. Hollowell            8,000        Fiscal Year for       4,000        8,000      12,000
   Fred S. Schulte                  -        all 1996 Awards         -            -           -
   Matthew J. Zolnowski         5,000                              2,500        5,000       7,500

   ____________________

   The foregoing table shows each award of performance share units made to any named executive officer during the 1995 fiscal year under the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan ("LTICP").

   Payouts under such awards are tied to the company's average return on shareholders' equity over the applicable performance period. The Compensation Committee has established threshold, target and maximum return on equity objectives for each performance period. If the company's average level of return on equity is (1) below threshold performance as set by the Compensation Committee, no award will be earned; (2) equal to threshold performance, half of the awarded units will be earned; (3) equal to target performance, 100% of the awarded units will be earned; and (4) equal to or greater than maximum performance, 150% of the awarded units will be earned. If the company's performance falls between two of the three performance goals, then the applicable percentage will be determined by the linear interpolation between the applicable points. At the time of payment, each unit will have a value equal to the value of one share of Class B Common Stock.

   If an officer's employment is terminated during the performance period for any reason other than death, disability or retirement, then an award generally is canceled in the absence of action to the contrary by the Compensation Committee. In the event of a change of control involving the company during a performance period, each officer is entitled to receive payment in respect of the target number of units under an award.

   Pension Plan Benefit

   The following table shows at different levels of compensation and years of credited service the estimated annual benefits payable as a straight life annuity to a covered participant, assuming retirement at age 65, under the Oshkosh Truck Corporation Retirement Plan (the "Pension Plan") as presently in effect.

   Average Annual                            Annual Retirement Benefits for
   Compensation in                           Employees Retiring at Age 65
   Highest 5 Consecutive
   Calendar Years                                  Years of Service
   Completed Before
   Retirement                  5         10           15           20           25          30+
     $100,000              $ 8,333    $16,667      $25,000      $33,333      $41,667      $50,000
      110,000                9,167     18,333       27,500       36,667       45,833       55,000
      120,000               10,000     20,000       30,000       40,000       50,000       60,000
      130,000               10,833     21,667       32,500       43,333       54,167       65,000
      140,000               11,667     23,333       35,000       46,667       58,333       70,000
      150,000+              12,500     25,000       37,500       50,000       62,500       75,000

   _________________

   Note: (1)  The annual benefits shown in the table are based on final average compensation listed in the appropriate compensation row and years of service listed in the appropriate column. The amounts shown here are subject to a reduction equal to 45% of the Primary Social Security Benefit payable at age 65 reduced by 1/30th for each year of service less than 30.

   (2)  As of March 1, 1994, for this plan, IRS regulations lowered the amount of compensation allowed to be includable in benefit calculations from $235,840 to $150,000. Accrued benefits calculated as of February 28, 1994, at the higher limit have been grandfathered.

   Under the Pension Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of primary social security, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum of $150,000 per calendar year) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. An employee who has reached the age of 55 with a minimum of 5 years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the actuarially equivalent joint and survivor annuity which would have been payable to a participant as of the participant's normal retirement age.

   Compensation covered by the Pension Plan for named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum. As of September 30, 1995, years of participating service under the pension plan were 5.5 years for Mr. Goodson, 4.6 years for Mr. Schulte, 3.5 years for Mr. Bohn, 6.5 years for Mr. Hollowell, and 3.7 years for Mr. Zolnowski.

   Agreements with Named Executive Officers

   Except as described below, the company does not have employment agreements with the named executive officers.

   The company entered into an employment agreement with Mr. Goodson in connection with his joining the company on April 16, 1990, and the parties entered into a new agreement on April 16, 1992, which generally supersedes the original agreement. Under the new agreement, the company will employ Mr. Goodson as Chairman, Chief Executive Officer and a Director of the company. The agreement currently expires September 30, 1997. Mr. Goodson receives an annual base salary of not less than $345,000. He is entitled to participate in the company's bonus program for executive officers during the term of the new employment agreement. The new agreement also provides that, following the termination of his employment with the company, Mr. Goodson would receive a supplemental retirement benefit intended to compensate him for the reduction of his pension plan and retirement benefits as a result of his resignation from his previous employer and employment by the company. Further, if Mr. Goodson retires on or after age 62, but prior to age 65, he will be entitled to receive continued health and medical benefits until age 65. Finally, if Mr. Goodson's employment with the company is terminated during the term of the new agreement in connection with a material breach by the company of the new agreement, then the company is obligated to continue paying Mr. Goodson's salary and fringe benefits for the remainder of the term, as provided in the agreement.

   The company entered into an employment agreement with Mr. Hollowell on August 31, 1995, under which the company will employ him as Executive Vice President of the company, and as President, Oshkosh International. The agreement initially expires initially on September 30, 1997. Mr. Hollowell receives an annual base salary of not less than $170,000, and participates in the company's bonus program for executive officers. If Mr. Hollowell's employment with the company is terminated during the term of this agreement in connection with a material breach of the agreement by the company, then the company is obligated to continue paying his salary and fringe benefits for the remainder of the term, as provided in the agreement.

   The company has agreements with Messrs. Goodson, Bohn, Dempsey, Hollowell and Zolnowski which provide that each executive is entitled to benefits if, after a change in control (as defined) of the company, his employment is ended through (i) termination by the company, other than by reason of death or disability or for cause (as defined), or (ii) termination by him following the first anniversary of the change in control or due to a breach of the agreement by the company or a significant adverse change in his responsibilities. The benefits provided are: (a) a cash termination payment of up to three times the sum of the executive's annual salary and his highest annual bonus during the three years before the termination and
   (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination for a period which generally will end two years after such change in control. The agreement provides that if any portion of the benefits under the agreement or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), benefits are reduced so that the executive is entitled to receive $1 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code, or which the company may pay without loss of deduction under the Code.

   Certain Agreements

   In connection with their retirement as employees of the company effective February 11, 1994, the company entered into special retirement arrangements with Stephen P. Mosling and J. Peter Mosling, Jr., who continue to serve as Directors of the company. Those arrangements included
   (i) supplemental retirement payments of $70,000 per calendar year from February 11 until age 55 (on February 11, Mr. S. P. Mosling was 47, and Mr. J. P. Mosling, Jr. was 49); (ii) supplemental retirement payments after age 55 in an amount equal to $25,000 per calendar year; and (iii) entitlement, at the company's expense and until age 65, to the standard medical and life insurance coverage that the company offers to salaried employees.

                      REPORT OF THE COMPENSATION COMMITTEE

   Responsibility for executive officer compensation is vested in the Board of Directors and its Compensation Committee. The Compensation Committee meets as necessary to review with the Chairman and Chief Executive Officer the performance of other executive officers of the company, and without him in evaluation of his performance. The Compensation Committee recommends executive officer compensation to the Board of Directors, which acts upon such recommendations after review and discussion. The Compensation Committee is also responsible for establishing and administering the policies that govern the award of incentives. In fiscal 1995, the Board of Directors did not modify or reject in any material way the Compensation Committee's recommendations.

   The practice of the company with respect to executive officer compensation is to place a significant part of total compensation at risk and related to the financial performance of the company. During 1995, the Compensation Committee further focused the risk component of executive officer compensation on increased motivation and diligence during the next two years when the executive officers are charged with continuing to manage the businesses of the company through significant market changes and the uncertainties which result from a sharp reduction in defense expenditures, and during which period the implementation of the Strategic Alliance with Freightliner Corporation will occur.

   The company's executive officer compensation historically has been comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. In order to attract, retain and provide incentives to valued executives, the Compensation Committee has established base salary ranges at competitive levels and has set incentive opportunities in conformity to competitive practices. To gauge competitive practice, the Compensation Committee has considered the experience of the company in the last four years in recruiting new senior level executives, and has sought the advice of Towers Perrin, an executive compensation consulting firm that advised the Compensation Committee extensively in 1994.

   For purposes of determining competitive levels, the Compensation Committee focused primarily upon data reflecting compensation paid to executives with similar responsibilities at industrial companies of a similar revenue size. The Compensation Committee believes that the company's competitors for executive talent include significantly more companies than those peer group companies for which stock performance is reflected in the performance graph set forth elsewhere in this Proxy Statement. Further, the company often has recruited executives from automotive component manufacturers, none of whom is a member of the peer group index used for the performance graph.

   Base Salary

   The company has established base salary ranges that are based on competitive data and has granted salary increases based upon a combination of the performance of the executive officer, that part of the business of the company for which the officer is responsible, and company performance
   and profitability.   In considering such executive officer performance,
   the Compensation Committee takes into consideration the fact that the company has commercial lines of business in which financial success and market share are most directly affected by price and service competition, which contrast with the defense business which is more directly affected by performance requirements of a major customer. The performance of the Chairman and CEO is evaluated on the basis of achievement of his goals and objectives, which are established annually by the Compensation Committee and which include the profitability and performance of the company as a whole in this period of significant change.

   Annual Incentive Awards

   The company maintains an Incentive Compensation Plan ("ICP") that is designed to reward achievement of business objectives determined by the Compensation Committee and approved by the Board of Directors. Awards are considered for those executives who the Compensation Committee determines can have a significant impact upon company performance. To ensure compliance with this objective, the Compensation Committee consulted extensively with Towers Perrin, as indicated, to verify that the annual incentive practices of the company do indeed provide appropriately competitive incentive compensation opportunities.

   At the beginning of each year, the Chairman and Chief Executive Officer in consultation with the Compensation Committee establishes company and individual executive officer performance objectives. The Compensation Committee authorizes a two-component fund for incentive compensation. The first, which was $100,000 in 1995, is used by Mr. Goodson to recognize unanticipated but significant individual contributions by company employees during the year. The Compensation Committee is timely advised by Mr. Goodson of the reasons for and amounts of all awards. No awards were made from this pool during the year to any executive officers.

   The second component of the fund is a percentage of base salary for executive officers and other highly compensated employees. For executive officers, this percentage ranges from 35% of base salary to a high, for Mr. Goodson, of 60%. This component is intended to compensate executive officers to the full extent of potential annual incentive compensation as and when the company realizes the full extent of its intended operating results. Bonus payments for 1995 commenced under this component of the ICP if the company achieved 75% of its targeted profits. At 100% of targeted profits, 100% of the bonus potential was payable. With the exception of discontinued Chassis Division operations in fiscal 1995, the company has exceeded its original target objectives in a time of continuing reduction in defense appropriations. Mr. Goodson also achieved his performance objectives, which included negotiation of the Strategic Alliance with Freightliner Corporation. However, the over-all operations of the company did not achieve targeted objectives. As a result, the company has paid no executive officer bonuses from this component of the fund for 1995.

   Long-Term Incentive Compensation

   In 1990, the shareholders approved the creation of an Incentive Stock Plan. Its objectives are to encourage and facilitate ownership of company stock by those highly compensated employees for whom a personal commitment to long-term shareholder interests is most important. The practice of the Compensation Committee has been to grant stock options based upon the level of responsibility placed on each executive officer, the individual performance, and upon the potential of the executive to contribute to the future success of the company.

   In 1994, in order to reinforce accomplishment of its objectives of structuring compensation to retain and properly motivate executive officers, particularly over the next critical years, the Compensation Committee granted additional stock options. In September 1995, 94,500 options were granted for fiscal 1996. Of these, 27,000 were granted to Mr. Goodson.

   In 1994, the Compensation Committee also created a second long-term incentive which takes into consideration the fact that superior executive officer performance in the important near term may not have a recognizable effect upon the price of the stock of the company even though it is critical to the long-term enhancement of value for shareholders. In this program incentives are based upon a combination of company performance and stock price performance.

   With the approval of the Board of Directors in March 1994, the Compensation Committee adopted the Oshkosh Truck Corporation 1994 Long-Term Incentive Compensation Plan (the "LTICP") and approved awards under the LTICP. The Compensation Committee believes awards under the LTICP will account for approximately two-thirds of the long-term compensation value which executive officers may earn during 1995 and the ensuing three years. Under the LTICP, the Compensation Committee awards performance share units to participants. Whether a participant will receive payments with respect to awarded units will depend upon the financial performance of the company over a three-year period. The number of units an executive may earn over such period will depend upon company performance under objective performance criteria including a return on equity. However, the value of each unit if earned will depend upon the price of the Class B Common Stock when earned. The LTICP met the objectives of the Compensation Committee because (i) the number of performance share units awarded is based upon financial performance while their value is tied to stock price; and (ii) annual awards under the LTICP will continue to focus executive officers on the important three-year performance cycle.

   In March 1994, the Compensation Committee made initial awards under the LTICP and established the framework for future awards in the next four fiscal years. Because of a delay of approximately one year in completing the LTICP, the Compensation Committee approved award sizes for each of the first two years that were 150% of the size of the remaining three years on the basis that doing so was appropriate in light of the challenges facing the company and its executive management. In September 1995, 55,500 performance share units were awarded for fiscal 1996, of which 20,000 were allocated to Mr. Goodson. As provided by the LTICP, the extent to which any of these units will be earned will depend upon the extent to which targeted performance objectives subsequently are achieved by the company.

   Code Section 162(m)

   Section 162(m) of the Internal Revenue Code limits the company's income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Compensation Committee that the company should use its best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the company. In particular, the LTICP and the Incentive Stock Plan are designed to permit awards under such plans which will continue to qualify for the Code's exception for "performance-based compensation" under aggressive financial performance by the company and optimistic stock price activity.

   Conclusion

   The Compensation Committee believes that these components of the executive compensation program provide compensation for executive officers that is competitive with that offered by corporations with which the company competes for retention of executive excellence. Further, and particularly with the recent changes to the long-term compensation component, the Compensation Committee believes the company is in a better position to retain senior executives and provide incentives to motivate executives for the longer term challenges with which the company is faced.

                                      COMPENSATION COMMITTEE


                                      J. William Andersen, Chairman
                                      Daniel T. Carroll
                                      Michael W. Grebe


   Compensation Committee Interlocks and Insider Participation

   During fiscal year 1995, Mr. Dempsey was a member of the Compensation Committee and is a partner in the law firm of Dempsey, Magnusen, Williamson and Lampe, Oshkosh, Wisconsin. Dempsey, Magnusen, Williamson & Lampe has acted from time to time as outside counsel for the company. During fiscal 1995 the company paid the firm of Dempsey, Magnusen, Williamson & Lampe for services the sum of $218,840. Mr. Grebe is a member of the Compensation Committee and a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has acted from time to time as outside counsel for the company.

   Performance Information

   Set forth below is a line graph comparing the yearly percentage change during the last five years in the company's cumulative total shareholder return on the Class B Common Stock with the cumulative total return of companies on the NASDAQ Market Index and companies in a peer group selected in good faith by the company. The comparison assumes that $100 was invested on September 30, 1990, in the company's Class B Common Stock, the stated index, and the peer group. Total return assumes reinvestment of dividends. The companies in the peer group comparison, as reported in prior years are: Spartan Motors, Inc., PACCAR Inc. and Navistar International Corp. As a result of the sale on June 2, 1995, of its chassis business to Freightliner Corporation, the company believes Spartan Motors, Inc., should be deleted from the peer group comparison for 1995. The line graph below shows dual presentation of performance by the former peer group and the peer group for 1995 purposes, which consists of PACCAR Inc. and Navistar International Corp. The returns of each component company in the peer group have been weighted based on such company's relative market capitalization.

                          Comparison of 5 Year Returns
                            Oshkosh Truck Corporation

                        1990     1991     1992     1993     1994     1995

    Oshkosh Truck      $100.00  $181.71  $130.69  $132.34  $165.34  $241.82
     Corp

    MASDAQ Market      $100.00  $134.19  $131.96  $171.62  $181.61  $220.50
     Index
    Peer Group         $100.00  $143.96  $143.97  $168.54  $137.65  $146.27

    Peer Group         $100.00  $149.47  $148.86  $179.29  $145.77  $151.16
     (As previously
     reported)


   Compensation of  Directors

   Each outside Director of the company (currently Messrs. Andersen, Carroll, Grebe, Hebe, J.P. Mosling, Jr., and S. Mosling) is entitled to receive $1,500 per month he serves as a Director, plus $250 for each Board meeting attended, and an annual fee of $5,000 for all telephonic meetings and meetings of the audit, compensation, executive, strategic planning and nominating committees. The committee chairperson receives an additional $500 per year. In addition, each outside Director annually will receive options to acquire 1,000 shares of Class B Common Stock following conclusion of the Annual Meeting of Shareholders.

                              CERTAIN TRANSACTIONS

   During fiscal year 1995, and continuing through 1999, the company incurred and will continue to incur rental expense of $128,400 per year under a lease between the company and Cadence Company, a partnership of which Stephen P. Mosling, and J. Peter Mosling, Jr., together with their four sisters, are equal partners. The lease relates to property and a building used by the company as a new product development center. The lease will expire on July 31, 1999.

   During the first quarter of fiscal year 1995, the company incurred rental expense in the sum of $65,566 under a lease between the company and Lake Aire Development, Inc., a corporation owned by Stephen P. Mosling and J. Peter Mosling, Jr., relating to 15,010 square feet of office space used by the company. However, the real property was sold to others by the owners in December 1995. Since that date the company has leased additional office space from the new owner.

   During fiscal year 1995, the company paid Mr. J. Peter Mosling, Jr., the sum of $56,875 for strategic consulting services. The Compensation Committee also extended the time for exercise of certain stock options held by Messrs. Mosling for twelve months, to February 10, 1996. In addition, in consideration for their agreement in connection with the Strategic Alliance with Freightliner Corporation to forego the right to sell any of their Class A Common Stock during the term of the Alliance except in exchange for shares of Class B Common, Stock Messrs. Mosling each were paid $200,000.

   In connection with the sale of the chassis business of the company on June 2, 1995, to Freightliner Corporation, the company received payments of $23,599,438. Mr. Hebe is Chairman of the Board, CEO and President of Freightliner Corporation.

   For additional information about certain transactions see Compensation Committee Interlocks and Insider Participation.

                        SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as the independent auditors for the purpose of auditing the financial statements of the company for fiscal year 1996. Ernst & Young LLP has served as the company's auditors since 1976.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        BOARD OF DIRECTORS AND COMMITTEES

   The Board of Directors held eleven meetings during fiscal 1995. Each incumbent Director during the last year attended at least 75% of the aggregate of the total meetings of the Board of Directors held while such person was a Director and the total meetings of the Committees of the Board on which he served. The company has appointed Executive, Compensation and Audit Committees of the Board of Directors. Prior to the end of fiscal 1995, the Board of Directors appointed a Strategic Planning Committee and Nominating Committees for Class A and Class B directors.

   The functions of the Executive Committee are to oversee corporate policy, to review management proposals and to make recommendations on those proposals to the Board of Directors and to exercise certain other executive powers. The committee, which held seven meetings during fiscal 1995, currently consists of Messrs. Goodson, J. Peter Mosling, Jr. and Stephen P. Mosling.

   The Compensation Committee recommends all officer salaries and supplemental compensation plans to the Board of Directors. The committee, which held four meetings during fiscal 1995, currently consists of Messrs. Andersen, Carroll and Grebe.

   The functions of the Audit Committee are to meet with the independent auditors of the company and with the Manager of Internal Audit of the company regarding the financial statements of the company, the adequacy of internal controls and procedures of the company as they relate to such statements, and adherence of employees to company controls, policies and procedures which effect such statements. The committee currently consists of Messrs. Andersen, Carroll and Grebe. The committee held three meetings during Fiscal 1995, including two meetings in executive session with representatives of Ernst & Young LLP and, separately, with the Manager of Internal Audit

   The Strategic Planning Committee consults with the Chairman and CEO, and other executive officers on matters of long-term strategic planning. The committee was formed after conclusion of the Strategic Alliance with Freightliner Corporation, and currently consists of Messrs. Andersen, Goodson, Hebe, and J.P. Mosling, Jr. The committee met once during fiscal 1995.

   The Nomination Committees recommend individuals for nomination and appointment or election to the Board of Directors of the company. The committee for Class A Directors currently consists of Messrs. Bohn, Dempsey, Grebe and S.P. Mosling. It did not meet during fiscal year 1995. The committee for Class B Directors currently consists of Messrs. Carroll, Grebe and Hebe, and met once during fiscal year 1995.

                                  OTHER MATTERS

   At the Annual Meeting, shareholders will approve the minutes for the 1995 Annual Meeting; such action will not constitute approval or disapproval of any of the matters referred to in the minutes.

   Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter shall properly come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

   All shareholder proposals for presentation at the 1997 Annual Meeting must be received at the offices of the company, P.O. Box 2566, Oshkosh, Wisconsin 54903, by August 21, 1996, for inclusion in the 1997 proxy statement.

   Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors to file reports of stock ownership and changes in stock ownership with the Securities and Exchange Commission. SEC regulations require officers and directors to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of such forms furnished to the company, the company believes that during the period from September 30, 1994, through September 30, 1995, all of its officers and directors complied with Section 16(a) filing requirements.

                              COST OF SOLICITATION

   The cost of soliciting proxies will be borne by the company. The company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the company.

                                 By order of the Board of Directors,


                                 TIMOTHY M. DEMPSEY, Secretary
                                 OSHKOSH TRUCK CORPORATION

   CLASS A COMMON STOCK
                                      PROXY
                            OSHKOSH TRUCK CORPORATION
               Revocable Proxy for Annual Meeting of Shareholders
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   I hereby appoint R. Eugene Goodson and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, January 22, 1996 or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1.  ELECTION OF DIRECTORS       [  ]  FOR all nominees listed below
                                         (except as marked to the contrary
                                         below)

                                   [  ]  WITHHOLD AUTHORITY
                                         to vote for any nominees listed below

           R. Eugene Goodson, Robert G. Bohn, Stephen P. Mosling,
        J. Peter Mosling, Jr., J. William Andersen, Michael W. Grebe

   (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   ________________________________________________________________________

   2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1.

                  (Continued and to be signed on reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

   IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1.

                              I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

                              Dated _______________________, 19 _________

                              Signed ____________________________________

                                     ____________________________________

                              Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   PLEASE MAIL IN ENVELOPE ENCLOSED-NO POSTAGE REQUIRED.

   CLASS B COMMON STOCK

                                      PROXY
                            OSHKOSH TRUCK CORPORATION
               Revocable Proxy for Annual Meeting of Shareholders
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   I hereby appoint R. Eugene Goodson and Timothy M. Dempsey, and each of them, each with full power to act without the other, and each with full power of substitution, as my proxy to vote all shares of Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Oshkosh Truck Corporation (the "Company") to be held at the Experimental Aircraft Association Museum, 3000 Poberezny Road, Oshkosh, WI at 10:00 o'clock in the forenoon on Monday, January 22, 1996 or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1.  ELECTION OF DIRECTORS     [  ]  FOR all nominees listed below
                                       (except as marked to the contrary
                                       below)

                                 [  ]  WITHHOLD AUTHORITY
                                       (to vote for any nominees listed below)

             DANIEL T. CARROLL             JAMES L. HEBE

   (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   ________________________________________________________________________

   2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH NOMINEES LISTED IN
   ITEM 1.

                  (Continued and to be signed on reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

   IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR BOTH NOMINEES LISTED IN ITEM 1.

                              I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy statement and Annual Report.

                              Dated _______________________, 19 _________

                              Signed ____________________________________

                                     ____________________________________

                              Note: Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

   PLEASE MAIL IN ENVELOPE ENCLOSED-NO POSTAGE REQUIRED.